EXHIBIT 3.1
CHARTER
OF
FIRST COMMERCE BANCORP, INC.
          The undersigned, acting as the incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following Charter for such Corporation:
          1. The name of the corporation is: First Commerce Bancorp, Inc.
          2. The Board of Directors of the Company shall consist of not fewer than five (5) nor more than twenty-five (25) persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at an annual or special meeting thereof. Any vacancy in the Board of Directors may be filled by action of the Board of Directors in accordance with law.
          3. (a) There shall be an annual meeting of the shareholders to elect directors in accordance with the provisions of paragraph 2 above and to transact whatever other business may be brought before the meeting. It shall be held at the main office or such other convenient place as the Board of Directors may designate, on the day of each year specified therefore in the by-laws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors.
               (b) Nominations for election to the Board of Directors may be made by the Board of Directors (or any committee of the Board) or by any shareholder of any outstanding class of capital stock of the corporation entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing management of the corporation, shall be made in writing and shall be delivered or mailed to the president of the corporation not less than ten (10) days nor more than forty-five (45) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the president of the corporation not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder:
•	The name and address of each proposed nominee.

•	The principal occupation of each proposed nominee.

•	The total number of shares of capital stock of the corporation that will be voted for each proposed nominee.

•	The name and residence address of the notifying shareholder.

•	The number of shares of capital stock of the corporation owned by the notifying shareholder. For nominations not made in accordance herewith, the chairperson of the meeting, in his/her discretion may disregard the nomination, and upon his/her instructions the vote tellers may disregard all votes cast for each such nominee.

               (c) Nominations at either an annual or special meeting must have been made in accordance with the foregoing procedure and nominations from the floor of the meeting will not be valid.
          4. (a) The authorized amount of common voting stock of the corporation shall be Twenty Million (20,000,000) shares each having a par value of One Dollar ($1.00), but said common stock may be increased or decreased from time to time in accordance with the provisions of the laws of the State of Tennessee. The excess of any purchase price for a share of common stock over the par value shall be deemed to be paid in surplus. No shareholder shall be entitled to or have preemptive rights. There shall be no cumulative voting rights. Each share of common voting stock shall be entitled to one vote each for all purposes, subject to strict compliance by each holder and each group of holders with the Tennessee Control Share Acquisition Act (“Control Share Act”), T.C.A. § 48-103-301 et seq., as the same shall be amended from time to time. Accordingly, voting rights shall be limited by the Control Share Act. Control share acquisitions within the meaning of the Control Share Act respecting the voting stock of this corporation are governed by and subject to the provisions of the Control Share Act.
               (b) The authorized amount of preferred stock of the corporation shall be Twenty Million (20,000,000) shares, no par value, but said preferred stock may be increased or decreased from time to time in accordance with the provisions of the laws of the State of Tennessee. Except as otherwise limited by law, the Board of Directors shall be empowered to issue such stock in one or more issues and series, and with such rights and preferences, and upon such terms, including convertibility, as the Board shall determine.
          5. The Board of Directors shall appoint one of its members president of the corporation, who shall be chairperson of the board unless the board appoints another director to be the chairperson. The Board of Directors shall have the power to appoint one or more vice presidents (and categories of vice presidents), including one or more executive and senior vice presidents; and to appoint such other officers and employees as may be required to transact the business of the corporation.
          The Board of Directors shall have the power to:
•	Define the duties of the officers and employees of the corporation.

•	Fix the compensation to be paid to the officers and employees.

•	Require bonds from officers and employees and to fix the penalty thereof.

•	Regulate the manner in which any increase of the capital of the corporation shall be made.

•	Manage and administer the business and affairs of the corporation.

•	Make all by-laws that it may be lawful for the Board of Directors to make.

•	Perform generally all acts that are legal for a Board of Directors to perform.
          6. The Chairperson of the Board, the Chief Executive Officer, not fewer than one-third (1/3) of the members of the Board of Directors of the corporation, or any one (1) or more shareholders owning, in the aggregate, not less than seventy percent (70%) of the outstanding voting stock of the corporation, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the State of Tennessee, a notice of the time, places and purpose of every annual and special meeting of the shareholders shall be mailed by first-class mail, postage pre-paid, at least 10 days prior to the date of such meeting to each shareholder of record at his/her address as shown upon the books of the corporation not less than 20 days prior to the date set for the meeting, or such longer time as may be provided in the by-laws.
          7. The name and address of the initial registered agent and the registered office of the corporation in Tennessee are:
Glenn Hardison
500 North Ellington Parkway
Lewisburg, Tennessee 37091
Marshall County
          8. The name and address of the incorporator are:
D. Scott Holley
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
          9. The street address of the initial principal office of the corporation is:
500 North Ellington Parkway
Lewisburg, Tennessee 37091
          10. To the extent provided in this paragraph 10, any person, his/her estate, executors, or administrators who are described in this paragraph 10, may be indemnified or reimbursed by the corporation for reasonable expenses actually incurred in connection with all of those matters permitted by Tennessee law as follows:
               (a) Except as limited by T.C.A. Section 48-18-502(d), every person (and the estate or personal representative of such person) who is or was a director, officer or employee of the corporation, or any other entity in which he or she served as such at the request of the corporation, may be indemnified by the corporation in accordance with the provisions of this paragraph 10 against any and all liability and reasonable expense (including, without limitation, counsel fees and disbursements, and amounts of judgments, fines or penalties against, or amounts paid in settlement by, a director, officer or employee) that may be incurred by her or him in connection with or resulting from any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, or in connection with any appeal relating thereto, in which he or she may become involved, as a party or otherwise, or with which he or she may be threatened, by reason of his being or having been a director, officer or employee of the corporation or such other entity or by reason of any action taken or omitted by him or her in his or her capacity as such director, officer or employee, whether or not he or she continues to be such at the time such liability or expense shall have been incurred. Each person who shall act as a director, officer or employee of the corporation or any other entity referred to in this paragraph 10(a) shall be deemed to be doing so in reliance upon the right of indemnification provided for in this paragraph 10.
               (b) Every person (and the estate or personal representatives of such person) referred to in paragraph 10(a) of this paragraph 10 who has been wholly successful on the merits with respect to any claim, action, suit or proceeding of the character described in paragraph 10(a), shall be entitled to indemnification as of right.
               (c) Except as provided in paragraph 10(b) of this paragraph 10, any indemnification under this paragraph 10 shall be made in the case of a claim, action, suit or proceeding only if the Board, acting by a quorum consisting of directors who are not parties to such claim, action, suit or proceeding, shall find, or if a quorum of disinterested directors cannot be obtained, the executive committee of the Board shall find, or independent special legal counsel, who shall be selected in the manner prescribed by T.C.A. Section 48-18-506(b)(3) and limited by T.C.A. Section 48-18-506(c), shall find, or the shareholders (excluding shares owned by or voted under the control of a director who is a party to the proceeding) by the affirmative vote of a majority of the shares entitled to vote thereon shall determine, that:
(i)	in his or her capacity as a director, the director acted in good faith in what he or she reasonably believed to be in the best interests of the corporation or such other entity, as the case may be;

(ii)	in his or her capacity as an officer or employee of another entity, the director of the corporation acted in good faith in what he or she reasonably believed was not opposed to the best interests of the corporation;

(iii)	in his or her capacity as an officer or employee of the corporation, the officer or employee acted in good faith in what he or she reasonably believed to be in the best interests of the corporation;

(iv)	in his or her capacity as a director, officer or employee of another entity, the officer or employee of the corporation acted in good faith in what he or she reasonably believed was not opposed to the best interest of the corporation; and, in addition,

(v)	in any criminal action or proceeding, the director, officer or employee had no reasonable cause to believe that his or her conduct was unlawful;
provided, however, that no indemnification under this paragraph 10(c) shall be made with regard to (i) any claim, issue or proceeding by or in the right of the corporation as to which such director, officer or employee shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine that, despite the adjudication of liability but in view of all the relevant circumstances of the case, such director, officer or employee is fairly and reasonably entitled to indemnity for reasonable expenses incurred which the court shall deem proper, or (ii) amounts paid, or expenses incurred, in connection with the settlement of any such claim, action, suit or proceeding, without the approval of a court of competent jurisdiction, or (iii) in the case of any proceeding charging improper personal benefit to a director, officer or employee other than by or in the right of the corporation, and such director, officer or employee was adjudged liable on the basis that a personal benefit was improperly received by him or her.
          The termination of any claim, action, suit or proceeding, civil, criminal, administrative, or investigative, by judgment, settlement (either with or without court approval) or conviction, upon a plea of guilty or of nolo contendere or its equivalent, is not, of itself, determinative that a director, officer or employee did not meet the standards of conduct set forth in this paragraph 10(c).
          Conduct by a director, officer or employee with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that is not opposed to the best interests of the corporation.
          Notwithstanding the above, no indemnification under this paragraph 10(c) shall be made in the case of an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties against a director, officer or employee of the corporation.
               (d) Expenses incurred with respect to any claim, action, suit or proceeding of the character described in paragraph 10(a) of this paragraph 10 may be advanced by the corporation in accordance with T.C.A. Section 48-18-504 prior to the final disposition thereof.
               (e) To the extent permitted by Tennessee Business Corporation Act, the rights of indemnification provided in this paragraph 10 shall be in addition to any rights to which any such director, officer, employee or other person may otherwise be entitled by contract or as a matter of law.
               (f) The corporation may purchase insurance to indemnify its directors, officers and employees to the maximum extent permitted by the laws of the State of Tennessee.

          11. This Charter may be amended by the directors in accordance with the terms of the Tennessee Business Corporation Act or at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the corporation, unless the vote of the holders of a greater amount of such stock is required by law, and in that case by the vote of the holders of such greater amount. However, paragraphs 2, 3, 4, 6, 10 and 11 can be amended only by the affirmative vote of the holders of seventy percent (70%) of the then-outstanding common voting shares.
          Dated: July 26, 2006

/s/ D. Scott Holley
D. Scott Holley, Incorporator